Exhibit 3.2

THIRD AMENDMENT TO

THIRD AMENDED AND RESTATED BYLAWS

OF

LANDMARK APARTMENT TRUST, INC.

This Third Amendment (this “Amendment”) to the Third Amended and Restated Bylaws (the “Bylaws”) of Landmark Apartment Trust of America, Inc. (the “Company”) is dated this 23rd day of October, 2014.

WITNESSETH:

WHEREAS, the Company is governed, in part, by the Bylaws; and

WHEREAS, pursuant to and in accordance with Article XIV of the Bylaws, the Board of Directors of the Company and certain preferred stockholders of the Company, as required by the Company’s charter, have authorized, approved and adopted this Amendment.

NOW THEREFORE, in accordance with the corporate laws of the State of Maryland, the Bylaws of Landmark Apartment Trust of America, Inc. are amended to reflect that the name of the Company has been changed to Landmark Apartment Trust, Inc. by replacing any and all references to “Landmark Apartment Trust of America, Inc.” with “Landmark Apartment Trust, Inc.”

LANDMARK APARTMENT TRUST, INC.

By:	/s/ Joseph Lubeck

Name:	Joseph Lubeck
Title:	Chairman of the Board of Directors